UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2023

TURTLE BEACH CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

001-35465
(Commission File Number)

Nevada	27-2767540
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

44 South Broadway, 4th Floor
White Plains, New York 10601
(Address of principal executive offices, including zip code)

(888) 496-8001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	HEAR	The Nasdaq Global Market
Preferred Stock Purchase Rights	N/A	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 15, 2023, the Board of Directors (the “Board”) of Turtle Beach Corporation (the “Company”) appointed Cris Keirn, the Company’s Senior Vice-President, Global Sales, to serve as the Company’s Interim Chief Executive Officer and as its principal executive officer, both effective July 1, 2023.
Mr. Keirn, age 52, has served as the Company’s Senior Vice-President, Global Sales since August 2016. As Senior Vice-President, Global Sales, Mr. Keirn oversees the growth and development of the Company’s headset business, is responsible for all consumer retail and sales account management and leads the Company’s sales operations, customer care and market analytics teams. Prior to serving as Senior Vice President, Global Sales, Mr. Keirn served as Vice-President of Business Planning and Strategy of the Company, from February 2013 to August 2016. Prior to joining the Company, Mr. Keirn held leadership positions over a 17-year span at Motorola across product management, operations, quality and customer relations. Mr. Keirn received a B.S. in Mechanical Engineering from Purdue University and a Masters Certificate in Project Management from George Washington University.
In connection with his appointment, the Company entered into a letter agreement with Mr. Keirn that governs the terms and conditions of his appointment as the Company’s Interim Chief Executive Officer. Pursuant to the letter agreement, Mr. Keirn will continue to receive his annual base salary, will continue to be eligible to earn an annual performance bonus and equity-based compensation, and will participate in other employee welfare benefit plans maintained by the Company in accordance with the terms of such plans, in all cases, at the same levels and on the same terms and conditions as in effect prior to his appointment as the Company’s Interim Chief Executive Officer. In connection with his appointment as Interim Chief Executive Officer, Mr. Keirn will be eligible to earn a deferred stock award under the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan, payable in shares of the Company’s stock in an amount equal to $10,000 per month for each month that he serves as Interim Chief Executive Officer, prorated for any partial month of service. The deferred stock award will not become vested or payable until the Company’s termination of Mr. Keirn’s appointment as the Company’s Interim Chief Executive Officer because a permanent replacement Chief Executive Officer is appointed. Once vested, shares of the Company’s stock will be delivered to Mr. Keirn within thirty (30) days of such vesting, less the number of shares withheld by the Company in an amount sufficient to satisfy Mr. Keirn’s federal, state and local tax obligations. In addition, in consideration of Mr. Keirn’s service as our Interim Chief Executive Officer, Mr. Keirn’s continued base salary component of his entitlement under the Company’s 2022 Retention Plan upon a qualifying termination of his employment, will be increased from three (3) to twelve (12) months. In connection with any qualifying termination of Mr. Keirn’s employment with the Company following November 17, 2023, Mr. Keirn will be entitled to the following severance benefits, subject to his execution and non-revocation of a general release of claims in favor of the Company: (i) a pro-rated annual performance bonus (ii) continued payment of his base salary for twelve (12) months and (iii) subject to (A) his timely election of continuation coverage under COBRA and (B) his continued copayment of premiums at the same level and cost to him as if he were an employee of the Company, continued participation in the Company’s group health plan for a period of twelve (12) months.
There are no family relationships between Mr. Keirn and any of the Company’s current or former directors or executive officers. Mr. Keirn is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).
The foregoing summary of the employment offer letter with Mr. Keirn is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is filed as Exhibit 10.1 to this report.

 Item 7.01. Regulation FD.

On June 21, 2023, the Company issued a press release announcing Mr. Keirn’s appointment as Interim Chief Executive Officer. A copy of the press release is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The information in this Item 7.01 is being furnished pursuant to Regulation FD and no part shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

d)	Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated June 20, 2023, by and between the Company and Cris Keirn.
99.1	Press Release, dated June 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  June 21, 2023

TURTLE BEACH CORPORATION
By:	/s/ JOHN T. HANSON
John T. Hanson
Chief Financial Officer, Treasurer and Secretary